Exhibit 99.A

       Robert Mondavi Provides Outlook for Fiscal Year 2005 and
                    Comments on Fiscal 2004 Results

    OAKVILLE, Calif.--(BUSINESS WIRE)--June 30, 2004--The Robert Mondavi Corporation (Nasdaq:MOND) today commented on its outlook for fiscal 2005 and its projection of fiscal 2004 results.
    The company said that for fiscal 2005 it expected its GAAP earnings to be in the range of $1.80 to $2.00 per diluted share based on projected sales volume and revenue growth of between 2% and 4%. Operating margin as a percentage of net revenues is expected to improve slightly in fiscal 2005, but equity income is projected to be below fiscal 2004 levels, resulting in fiscal 2005 EBIT(1) as a percentage of net revenues that is comparable to fiscal 2004 levels. The company expects that it will generate cash flow in fiscal 2005 approximately equal to its fiscal 2005 net income. These fiscal 2005 projections do not include any sales of non-strategic fixed assets.
    Gregory M. Evans, President and CEO, said, "We are taking steps to strengthen the company in a wine market that continues to be extremely competitive. First, we are focusing on consumer needs that help us maintain our leadership position in offering top quality, high value wines, and exciting new products. Second, our fiscal 2005 plan reflects our strategy to invest more heavily in building equity for our brands in order to reduce reliance, over the long term, on promotional spending to drive growth. Ultimately, the strength of our brands enhances value for all Robert Mondavi shareholders. Third, we continue to work diligently on ways to improve financial returns through a combination of achieving efficiencies and divesting low return assets."
    The company also said it expects full year fiscal 2004 GAAP earnings to be in the range of $1.50 to $1.55 per diluted share, which includes fourth quarter charges of approximately $0.11 per diluted share in impairment charges related to fixed assets it plans to sell, as well as $0.03 in severance charges. Also included in the fiscal 2004 results are items from prior quarters, including a gain of $0.06 per diluted share from the sale of fixed assets, a charge of $0.23 per diluted share related to the sale of a portion of an investment in its Chilean joint venture, $0.04 per diluted share in one-time governance costs and $0.06 per diluted share in inventory step-up charges due to the fiscal 2000 acquisition of Arrowood Vineyards and Winery(2). Full year fiscal 2004 sales volume and revenue growth are projected to be in the range of 3.5% to 4.0%, reflecting lower fourth quarter topline growth than in the first three fiscal quarters due to the slightly negative performance of the Woodbridge brand.
    The company will report results for its fourth quarter and full fiscal 2004 results on July 29, 2004, followed by a conference call at 7:30 a.m. PT/ 10:30 a.m. ET. A live listen-only web cast and a copy of the prepared remarks of the conference call will be available at www.robertmondavi.com under "Investor Relations."

    Robert Mondavi Corporation produces and markets fine wines under the following labels: Robert Mondavi Winery, Robert Mondavi Private Selection, La Famiglia, Woodbridge Winery, Byron Vineyards & Winery, Io, Arrowood Vineyards & Winery and Grand Archer by Arrowood. The company also produces Opus One, in partnership with the Baroness Philippine de Rothschild of Chateau Mouton Rothschild of Bordeaux, France; Luce, Lucente, Danzante and the wines of Tenuta dell'Ornellaia, in partnership with the Marchesi de' Frescobaldi of Tuscany, Italy; and Sena and Arboleda, in partnership with the Eduardo Chadwick family of Vina Errazuriz in Chile. Kirralaa, the first Australian wines produced by Robert Mondavi in partnership with Southcorp and Rosemount's Oatley family, were introduced in February 2003. In addition to the partnership wines, Robert Mondavi Imports represents the wines of Marchesi de' Frescobaldi, Attems, Vina Errazuriz and Vina Caliterra in the United States.

(1) EBIT, or Earnings Before Interest and Taxes, is a non-GAAP measure calculated by adding back the provision for income taxes and interest expense to net income, in effect adding to operating income the results of its joint ventures. The company's joint venture interests are accounted for as investments under the equity method of accounting. Accordingly, the company's share of its joint ventures' results are reflected in "equity income from joint ventures," below the operating income line in the Consolidated Statements of Income. The company has presented EBIT and EBIT as a percentage of net revenues because management and certain investors find it useful when comparing the company's operating results to operating results of other companies that do not use the equity method of accounting or do not employ joint ventures as part of their business strategy.

(2) Please see Note 3 in the company's fiscal 2003 Annual Report on Form 10-K for a full discussion of inventory step-up charges.

    Forward-looking Statements

    This announcement and other information provided from time to time by the company contain historical information as well as forward-looking statements about the company, the premium wine industry and general business and economic conditions. Such forward-looking statements include, for example, projections or predictions about the company's future growth, consumer demand for its wines, including new brands and brand extensions, margin trends, anticipated future investment in vineyards and other capital projects, the premium wine grape market and the premium wine industry generally. Actual results may differ materially from the company's present expectations. Among other things, a soft economy, a downturn in the travel and entertainment sector, risk associated with continued worldwide conflicts, reduced consumer spending, or changes in consumer preferences could reduce demand for the company's wines. Similarly, increased competition or changes in tourism to its properties could affect the company's volume and revenue growth outlook. The supply and price of grapes, the company's most important raw material, is beyond the company's control. A shortage of grapes might constrict the supply of wine available for sale and cause higher grape costs that put more pressure on gross profit margins. A surplus of grapes might allow for greater sales and lower grape costs, but it might also result in more competition and pressure on selling prices or marketing spending. Interest rates and other business and economic conditions could increase significantly the cost and risks of projected capital spending, which in turn could impact profit margins. For additional cautionary statements identifying important factors that could cause actual results to differ materially from such forward-looking information, please refer to Item 7, "Management's Discussion and Analysis of Financial Condition and Results of Operations," in the company's Annual Report on Form 10-K for the fiscal year ended June 30, 2003, on file with the Securities and Exchange Commission. For these and other reasons, no forward-looking statement by the company can nor should be taken as a guarantee of what will happen in the future.

    CONTACT: Robert Mondavi Corporation
             Robert Philipps, 707-251-4850
             (VP, Treasury & Investor Relations)
             Hilary Martin, 707-251-4487
             (VP, Corporate Communications)